Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES
FOURTH QUARTER AND FULL-YEAR FISCAL 2017 RESULTS

Milestone Year of Accelerated Growth

Full-Year Revenue Increased by 7.4 percent to $5.80 billion

Full-Year Diluted Earnings per Share of $1.67 and Adjusted Diluted Earnings per Share1 of $1.75

Headcount Increase of nearly 720 year-over-year

Quarterly Dividend of $0.17 per share, Payable on June 30, 2017

McLean, Virginia; May 22, 2017 - Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting and engineering services firm Booz Allen Hamilton Inc., today announced preliminary results for the fourth quarter and full year of fiscal 2017.

For the full year, the Company reported an increase in revenue of 7.4 percent as compared to fiscal 2016, and solid bottom line earnings. Headcount increased by nearly 720 over the prior year, which includes the employees from the January acquisition of Aquilent. Solid awards in fiscal 2017 resulted in a total backlog increase of 15 percent over the prior year and generated an annual book-to-bill ratio of 1.31. The fourth quarter book-to-bill ratio was 1.04, the highest ratio for a fourth quarter since the firm became public in 2010.

“The great fiscal year 2017 results we report today demonstrate success that has been built by the people of Booz Allen over the past several years,” said Horacio Rozanski, President and Chief Executive Officer. “We are transforming our business to bring clients advanced, integrated solutions that address their most pressing needs. We are proud of our position as the government services industry’s organic revenue growth leader and our long record of success in delivering value to investors.”

The Company declared a regular quarterly dividend of $0.17 per share, which is payable on June 30, 2017, to stockholders of record on June 10, 2017.

Financial Summary

Full Year Fiscal 2017 - A summary of Booz Allen’s results for the full year fiscal 2017 is below. All comparisons are to the prior year, and a description of key drivers can be found in the Company’s Earnings Call Presentation for the Fiscal Year 2017 posted on investors.boozallen.com.

•	Revenue: $5.80 billion, an increase of 7.4 percent.

•	Revenue, Excluding Billable Expenses:[1] $4.05 billion, an increase of 4.1 percent.

•	Operating Income: $484.2 million, an increase of 8.9 percent; and Adjusted Operating Income:[1] $491.8 million, an increase of 9.6 percent.

•	Net Income: $252.5 million, a decrease of 14.2 percent; and Adjusted Net Income:[1] $262.4 million, an increase of 6.5 percent.

•	Adjusted EBITDA[1]: $547.1 million, an increase of 8.1 percent.

•	Diluted EPS: $1.67, decreased from $1.94; and Adjusted Diluted EPS[1]: $1.75, increased from $1.65.

As of March 31, 2017, total backlog was $13.6 billion, compared to $11.8 billion as of March 31, 2016, an increase of 15 percent. All components of backlog grew compared to the prior year. Net cash provided by operating activities for fiscal 2017 was $382.3 million, compared with $249.2 million in the prior year.  Free cash flow1 for fiscal 2017 was $328.4 million, compared with $182.6 million in the prior year.

Fourth Quarter Ended March 31, 2017 - A summary of Booz Allen’s results for the fourth quarter of fiscal 2017 is below. All comparisons are to the prior year period, and a description of key drivers can be found in the Company’s Earnings Call Presentation for the Fiscal Year 2017 posted on investors.boozallen.com.
.

•	Revenue: $1.58 billion, an increase of 11.1 percent.

•	Revenue, Excluding Billable Expenses:[1] $1.10 billion, an increase of 9.2 percent.

•	Operating Income: $129.2 million, an increase of 23.6 percent; and Adjusted Operating Income:[1] $130.2 million, an increase of 23.4 percent.

•	Net Income: $66.3 million, an increase of 1.1 percent; and Adjusted Net Income[1]: $67.3 million, an increase of 9.8 percent.

•	Adjusted EBITDA:[1] $145.1 million, compared with $119.4 million.

•	Diluted EPS and Adjusted Diluted EPS[1]: $0.44 and $0.45, respectively, compared to $0.43 and $0.41, respectively.

1 Revenue, Excluding Billable Expenses, Adjusted Operating Income, Adjusted Net Income, Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow are non-GAAP financial measures. See “Non-GAAP Financial Information” below for additional detail.

Financial Outlook

For our fiscal 2018, we are providing the following guidance:

•	Revenue: Growth in the 4 to 7 Percent Range

•	Diluted EPS: $1.76 - $1.86

•	Adjusted Diluted EPS: $1.79 - $1.89

1)
These EPS estimates are based on fiscal 2018 estimated average diluted shares outstanding of approximately 149.5 million shares, and assumes an effective tax rate in the range of 39 percent to 40 percent.

Conference Call Information

Booz Allen will host a conference call at 8:00 a.m. EDT on Monday, May 22, 2017, to discuss the financial results for its fourth quarter and full year fiscal 2017 (ended March 31, 2017). Analysts and institutional investors may participate on the call by dialing (877) 375-9141 International: (253) 237-1151. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at investors.boozallen.com. A replay of the conference call will be available online at investors.boozallen.com beginning at 11:00 a.m. EDT on May 22, 2017, and continuing for 30 days.

About Booz Allen Hamilton
Booz Allen Hamilton (NYSE: BAH) has been at the forefront of strategy and technology for more than one hundred years. Today, the firm provides management and technology consulting and engineering services to leading Fortune 500 corporations, governments, and not-for-profits across the globe. Booz Allen partners with public and private sector clients to solve their most difficult challenges through a combination of consulting, analytics, mission operations, technology, systems delivery, cybersecurity, engineering, and innovation expertise.

With international headquarters in McLean, Virginia, the firm employs 23,300 people globally, and had revenue of $5.80 billion for the 12 months ended March 31, 2017. To learn more, visit www.boozallen.com.

CONTACT:
Media Relations - James Fisher 703-377-7595;
Investor Relations - Curt Riggle 703-377-5332.

BAHPR-FI

Non-GAAP Financial Information
"Revenue, Excluding Billable Expenses" represents revenue less billable expenses. Booz Allen uses Revenue, Excluding Billable Expenses because it provides management useful information about the company's operating performance by excluding the impact of costs that are not indicative of the level of productivity of its consulting staff headcount and its overall direct labor, which management believes provides useful information to its investors about its core operations.
“Adjusted Operating Income” represents Operating Income before: (i) adjustments related to the amortization of intangible assets resulting from the acquisition of our Company by The Carlyle Group, and (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. “Adjusted EBITDA Margin” is calculated as Adjusted EBITDA divided by revenue. Booz Allen prepares Adjusted EBITDA and Adjusted EBITDA Margin to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Net Income” represents net income before: (i) adjustments related to the amortization of intangible assets resulting from the acquisition of our Company by The Carlyle Group,, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) amortization or write-off of debt issuance costs and write-off of original issue discount, and (iv) release of income tax reserves, in each case net of the tax effect where appropriate calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method of calculating EPS as required in accordance with GAAP.
“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.
Booz Allen utilizes and discusses in this release Revenue, Excluding Billable Expenses, Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Management also utilizes Revenue, Excluding Billable Expenses because it provides management useful information about the company's operating performance by excluding the impact of costs that are not indicative of the level of productivity of its consulting staff headcount and its overall direct labor, which management believes provides useful information to its investors about its core operations. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Revenue, Excluding Billable Expenses, Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of revenue to Revenue Excluding Billable Expenses, operating income to Adjusted Operating Income, net income to Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share, and net cash provided by operating activities to Free Cash Flow, and the explanatory footnotes regarding those adjustments, each as defined under GAAP, (ii) use Revenue Excluding Billable Expenses, Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to revenue, operating income, net income or diluted EPS as a measures of operating results, each as defined under GAAP, and (iii) use Free Cash Flow, in addition to, and not as an alternative to, net cash provided by operating activities as a measure of liquidity, each as defined under GAAP. Exhibit 4 includes a reconciliation of Revenue, Excluding Billable Expenses, Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.
With respect to our expectations under “Financial Outlook” above, a reconciliation of Adjusted Diluted EPS guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to our inability to predict our stock price, equity grants and dividend declarations during the course of fiscal 2018.    Projecting future stock price, equity grants and dividends to be declared would be necessary to accurately calculate the difference between Adjusted Diluted EPS and GAAP EPS as a result of the effects of the two-class method and related possible dilution used in the calculation of EPS. Consequently, any attempt to disclose such reconciliation would imply a degree of precision that could be confusing or misleading to investors. We expect the variability of the above charges to have an unpredictable, and potentially significant, impact on our future GAAP financial results.

Forward Looking Statements
Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, and future improvements in operating margins, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.
These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These risks and other factors include: cost cutting and efficiency initiatives, budget reductions, Congressionally mandated automatic spending cuts, and other efforts to reduce U.S. government spending, including automatic sequestration required by the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012, the Bipartisan Budget Act of 2013 and the Bipartisan Budget Act of 2015), which have reduced and delayed contract awards and funding for orders for services especially in the current political environment or otherwise negatively affect our ability to generate revenue under contract awards, including as a result of reduced staffing and hours of operation at U.S. government clients; delayed funding of our contracts due to uncertainty relating to and a possible failure of Congressional efforts to approve funding of the U.S. government and to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, or changes in the pattern or timing of government funding and spending (including those resulting from or related to cuts associated with sequestration or other budgetary cuts made in lieu of sequestration); current and continued uncertainty around the timing, extent, nature, and effect of ongoing Congressional and other U.S. government action to address budgetary constraints, including, but not limited to, uncertainty around the outcome of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, and the U.S. deficit; any issue that compromises our relationships with the U.S. government or damages our professional reputation, including negative publicity concerning government contractors in general or us in particular; changes in U.S. government spending, including a continuation of efforts by the U.S. government to decrease spending for management support service contracts, and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays or losses of contract awards caused by competitors' protests of major contract awards received by us; the loss of General Services Administration Multiple Award schedule contracts, or GSA schedules, or our position as prime contractor on government-wide acquisition contract vehicles, or GWACs; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time, and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of and replenish our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; an inability to attract, train, or retain employees with the requisite skills, experience, and security clearances; an inability to hire, assimilate, and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors, including the improper use or release of our clients' sensitive or classified information; increased insourcing by various U.S. government agencies due to changes in the definition of “inherently governmental” work, including proposals to limit contractor access to sensitive or classified information and work assignments; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors or the failure of contractors with which we have entered into a sub- or prime-contractor relationship to meet their obligations to us or our clients; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews, and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties, or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; continued efforts to change how the U.S. government reimburses compensation related and other expenses or otherwise limit such reimbursements, including recent rules that expand the scope of existing reimbursement limitations, such as a reduction in allowable annual employee compensation to certain contractors as a result of the Bipartisan Budget Act of 2013, and an increased risk of compensation being deemed unallowable or payments being withheld as a result of U.S. government audit, review or investigation; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes to our operating structure, capabilities, or strategy intended to address client needs, grow our business or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; failure to comply with special U.S. government laws and regulations relating to our international operations; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules, and regulations, such as those relating to organizational conflicts of interest issues or limits; risks related to completed and future acquisitions, including our ability to realize the expected benefits from such acquisitions; an inability to utilize existing or future tax benefits, including those related to our stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and indefinite delivery, indefinite quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, filed with the SEC on May 19, 2016.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Booz Allen Hamilton Holding Corporation
Consolidated Statements of Operations

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands, except per share data)	2017	2016	2017	2016
	(Unaudited)
Revenue	$1,582,071	$1,424,317	$5,804,284	$5,405,738
Operating costs and expenses:
Cost of revenue	724,724	680,650	2,691,982	2,580,026
Billable expenses	480,136	415,342	1,751,077	1,513,083
General and administrative expenses	232,094	208,898	817,434	806,509
Depreciation and amortization	15,956	14,919	59,544	61,536
Total operating costs and expenses	1,452,910	1,319,809	5,320,037	4,961,154
Operating income	129,161	104,508	484,247	444,584
Interest expense	(15,541)	(17,878)	(62,298)	(70,815)
Other income (expense), net	(5,446)	5,384	(10,049)	5,693
Income before income taxes	108,174	92,014	411,900	379,462
Income tax expense	41,921	26,497	159,410	85,368
Net income	$66,253	$65,517	$252,490	$294,094
Earnings per common share:
Basic	$0.44	$0.44	$1.69	$1.98
Diluted	$0.44	$0.43	$1.67	$1.94

Exhibit 2
Booz Allen Hamilton Holding Corporation
Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)	March 31, 2017	March 31, 2016

Assets
Current assets:
Cash and cash equivalents	$217,417	$187,529
Accounts receivable, net of allowance	991,810	892,289
Prepaid expenses and other current assets	85,253	109,953
Total current assets	1,294,480	1,189,771
Property and equipment, net of accumulated depreciation	139,167	130,169
Deferred income taxes	10,825	22,054
Intangible assets, net of accumulated amortization	271,880	220,658
Goodwill	1,571,190	1,361,913
Other long-term assets	85,563	85,606
Total assets	$3,373,105	$3,010,171
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$193,150	$112,813
Accounts payable and other accrued expenses	504,117	484,769
Accrued compensation and benefits	263,816	241,367
Other current liabilities	140,318	100,964
Total current liabilities	1,101,401	939,913
Long-term debt, net of current portion	1,470,174	1,484,448
Income tax reserves	11,647	1,517
Other long-term liabilities	216,292	175,805
Total liabilities	2,799,514	2,601,683
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 155,901,485 shares at March 31, 2017 and 153,391,058 shares at March 31, 2016; outstanding, 148,887,708 shares at March 31, 2017 and 147,992,462 shares at March 31, 2016	1,559	1,534
Treasury stock, at cost — 7,013,777 shares at March 31, 2017 and 5,398,596 shares at March 31, 2016	(191,900)	(135,445)
Additional paid-in capital	302,907	243,475
Retained earnings	478,102	318,537
Accumulated other comprehensive loss	(17,077)	(19,613)
Total stockholders’ equity	573,591	408,488
Total liabilities and stockholders’ equity	$3,373,105	$3,010,171

Exhibit 3
Booz Allen Hamilton Holding Corporation
Consolidated Statements of Cash Flows

	Fiscal Year Ended March 31,
(Amounts in thousands)	2017	2016

Cash flows from operating activities
Net income	$252,490	$294,094
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,544	61,536
Stock-based compensation expense	21,249	24,992
Deferred income taxes	15,536	3,549
Excess tax benefits from stock-based compensation	(18,175)	(31,924)
Amortization of debt issuance costs and loss on extinguishment	15,566	8,359
Losses on dispositions and impairments	4,673	547
Changes in assets and liabilities:
Accounts receivable	(87,154)	(31,229)
Income taxes receivable / payable	54,564	(4,170)
Prepaid expenses and other current assets	(115)	24,873
Other long-term assets	(10,146)	(49,060)
Accrued compensation and benefits	21,535	(8,409)
Accounts payable and other accrued expenses	14,846	4,911
Accrued interest	(806)	(2,829)
Income tax reserves	(91)	(56,927)
Other current liabilities	13,256	66,031
Other long-term liabilities	25,505	(55,110)
Net cash provided by operating activities	382,277	249,234
Cash flows from investing activities
Purchases of property and equipment	(53,919)	(66,635)
Payments for business acquisitions, net of cash acquired	(247,627)	(51,118)
Insurance proceeds received for damage to equipment	650	—
Net cash used in investing activities	(300,896)	(117,753)
Cash flows from financing activities
Proceeds from issuance of common stock	6,314	5,977
Stock option exercises	14,687	7,962
Excess tax benefits from stock-based compensation	18,175	31,924
Repurchases of common stock	(46,548)	(63,152)
Cash dividends paid	(92,925)	(80,015)
Dividend equivalents paid to option holders	(2,254)	(31,802)
Repayment of debt	(968,325)	(295,063)
Proceeds from debt issuance	1,019,383	273,000
Net cash used in financing activities	(51,493)	(151,169)
Net increase (decrease) in cash and cash equivalents	29,888	(19,688)
Cash and cash equivalents — beginning of year	187,529	207,217
Cash and cash equivalents — end of year	$217,417	$187,529
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$49,062	$57,068
Income taxes	$89,556	$143,083
Supplemental disclosures of non-cash investing and financing activities
Share repurchases transacted but not settled and paid	$9,907	$—
Contingent consideration arising from businesses acquired	$3,576	$—

Exhibit 4
Booz Allen Hamilton Holding Corporation
Non-GAAP Financial Information

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(In thousands, except share and per share data)	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Revenue, Excluding Billable Expenses
Revenue	$1,582,071	$1,424,317	$5,804,284	$5,405,738
Billable expenses	480,136	415,342	1,751,077	1,513,083
Revenue, Excluding Billable Expenses	$1,101,935	$1,008,975	$4,053,207	$3,892,655
Adjusted Operating Income
Operating Income	$129,161	$104,508	$484,247	$444,584
Amortization of intangible assets (a)	1,056	1,057	4,225	4,225
Transaction expenses (b)	—	—	3,354	—
Adjusted Operating Income	$130,217	$105,565	$491,826	$448,809
EBITDA, Adjusted EBITDA & Adjusted EBITDA Margin
Net income	$66,253	$65,517	$252,490	$294,094
Income tax expense	41,921	26,497	159,410	85,368
Interest and other, net (c)	20,987	12,494	72,347	65,122
Depreciation and amortization	15,956	14,919	59,544	61,536
EBITDA	145,117	119,427	543,791	506,120
Transaction expenses (b)	—	—	3,354	—
Adjusted EBITDA	$145,117	$119,427	$547,145	$506,120
Revenue	$1,582,071	$1,424,317	$5,804,284	$5,405,738
Adjusted EBITDA Margin	9.2%	8.4%	9.4%	9.4%
Adjusted Net Income
Net income	$66,253	$65,517	$252,490	$294,094
Amortization of intangible assets (a)	1,056	1,057	4,225	4,225
Transaction expenses (b)	—	—	3,354	—
Release of income tax reserves (d)	—	(5,634)	—	(53,301)
Amortization or write-off of debt issuance costs and write-off of original issue discount	630	1,291	8,866	5,201
Adjustments for tax effect (e)	(674)	(939)	(6,578)	(3,770)
Adjusted Net Income	$67,265	$61,292	$262,357	$246,449
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	150,661,457	149,559,119	150,274,640	149,719,137
Adjusted Net Income Per Diluted Share (f)	$0.45	$0.41	$1.75	$1.65
Free Cash Flow
Net cash provided by operating activities	$99,235	$68,237	$382,277	$249,234
Less: Purchases of property and equipment	(23,365)	(20,806)	(53,919)	(66,635)
Free Cash Flow	$75,870	$47,431	$328,358	$182,599

(a)	Reflects amortization of intangible assets resulting from the acquisition of our Company by The Carlyle Group.

(b)	Reflects debt refinancing costs incurred in connection with the refinancing transaction consummated on July 13, 2016.

(c)	Reflects the combination of Interest expense and Other income (expense), net from the consolidated income statement.

(d)	Release of pre-acquisition income tax reserves assumed by the Company in connection with the acquisition of our Company by The Carlyle Group.

(e)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

(f)
Excludes an adjustment of approximately $0.6 million and $2.3 million of net earnings for the three and twelve months ended March 31, 2017, respectively, and excludes an adjustment of approximately $0.8 million and $3.5 million of net earnings for the three and twelve months ended March 31, 2016, respectively, associated with the application of the two-class method for computing diluted earnings per share.

Exhibit 5
Booz Allen Hamilton Holding Corporation
Operating Data

	As of March 31,
(Amounts in millions)	2017	2016
Backlog
Funded	$2,815	$2,673
Unfunded	3,098	2,546
Priced Options	7,679	6,595
Total Backlog	$13,592	$11,814

	Three Months Ended March 31,
	2017	2016
Book-to-Bill *	1.04	0.82

*	Book-to-bill is calculated as the change in total backlog during the relevant fiscal quarter plus the relevant fiscal quarter revenue, all divided by the relevant fiscal quarter revenue.

	As of March 31,
	2017	2016
Headcount
Total Headcount	23,300	22,583
Consulting Staff Headcount	21,032	20,329

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2017	2016	2017	2016
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (1)	51%	50%	50%	51%
Time-and-Materials	24%	26%	26%	26%
Fixed-Price (2)	25%	24%	24%	23%

(1)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.

(2)	Includes fixed-price level of effort contracts.

	Three Months Ended March 31,
	2017	2016
Days Sales Outstanding **	60	60

**	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.